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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

SABINE ROYALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR JANUARY;
PROXY STATEMENT FILED BY SABINE PRODUCTION PARTNERS, LP
     Dallas, Texas, January 6, 2006 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.41419 per unit, payable on January 31, 2006, to unit holders of record on January 17, 2006.
     Approximately $324,000.00 for 2005 ad valorem taxes is being deducted from this month’s distribution as compared to $116,000.00 for 2004. These payments are normal expenditures at this time of year. Also, due to the timing of the end of the month of December, approximately $166,000 of revenue received will be posted in the following month of January in addition to normal receipts during January. This distribution reflects primarily the oil production for October 2005 and the gas production for September 2005. Preliminary production volumes are approximately 47,366 barrels of oil and 412,504 mcf of gas. Preliminary prices are approximately $55.84 per barrel of oil and $10.82 per mcf of gas.
     Sabine Royalty Trust has received information that a proxy statement has been mailed to unitholders of record and unitholders who hold the units through brokerage accounts. The solicitation received by unitholders concerns an initiative created by Sabine Production Partners, LP, an entity not affiliated with Sabine Royalty Trust, that seeks control of the assets of Sabine Royalty Trust and termination of the Trust. Sabine Royalty Trust was created in 1982 by Sabine Corporation in order to preserve these assets for future revenue distributions for all unitholders. Neither Sabine Royalty Trust nor the trustee has stated a position on the merits of Sabine Production Partners, LP’s proposal. We encourage each unitholder to closely read the proxy statement and vote according to their respective decision as to whether the proposal is a sound one for them. However, each unitholder should definitely vote either “FOR,” “AGAINST,” or “ABSTAIN.” A vote not cast will be considered a vote “FOR” the proposal.
     This year, as it does after the end of each year, Sabine Royalty Trust is having a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. The report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust. The report will be an exhibit to the Trust’s Annual Report on Form 10-K that will be filed early in March 2006 and will be available to all unitholders at that time.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 800.365.6541

Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST TRUSTEE CLARIFIES VOTING PROCEDURES FOR
PROXY STATEMENT FILED BY SABINE PRODUCTION PARTNERS, LP
     Dallas, Texas, January 6, 2006 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), earlier today issued a press release relating to information received by Sabine Royalty Trust regarding the recent mailing of a proxy statement to unitholders of record and unitholders who hold units through brokerage accounts. We would like to clarify the description of the proxy voting procedures contained in that earlier press release.
     We encourage each unitholder to closely read the proxy statement. If a unitholder executes and returns its proxy card, it will be counted for purposes of calling a meeting, irrespective of the manner in which a unitholder votes its units. If a proxy card is submitted, such unitholder should vote either “FOR,” “AGAINST,” or “ABSTAIN.” A properly executed proxy card that does not contain voting instructions will be voted “FOR” the proposal. If a unitholder does not wish to assist in Sabine Production Partners, LP’s efforts to call a meeting, simply do not return the proxy card. A proxy card not submitted cannot be counted as a vote “FOR” the proposal.
     For additional information on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541